Exhibit 99.1

December 12, 2017

ALLIANCE DATA TO LAUNCH NEW BRANDED CREDIT CARD FOR APPAREL
AND ACCESSORIES RETAILER GUESS?, INC.

Alliance Data Systems Corporation (NYSE: ADS), a leading global provider of data-driven marketing and loyalty solutions, today announced its Columbus, Ohio-based card services business, a premier provider of branded private label, co-brand and business credit card programs, has signed a new agreement to provide private label credit card services for Los Angeles-based Guess?, Inc. (NYSE: GES), one of the world's most recognizable fashion brands.

Guess? is a global lifestyle brand offering contemporary apparel and accessories for men, women, and children that reflect the American lifestyle and European sensibilities. Guess? sells its collections through branded Guess? store locations and e-commerce sites, as well as department and specialty stores worldwide through its family of brands, including Guess, Marciano and G by Guess.

Alliance Data and Guess? will work together to develop and launch an integrated credit and marketing program aimed at helping Guess? increase brand loyalty and sales in the United States. Designed to put cardmembers first, the Guess? store-branded credit card is expected to offer customers meaningful rewards for purchases, including special offers and exclusive benefits such as free standard shipping, birthday rewards and certificates for discounts at various spending levels. Additionally, this partnership will allow Guess? to evaluate opportunities to leverage Alliance Data's new and powerful, industry-leading acquisition tools and targeted mobile and digital capabilities to deliver more value to Guess? customers.

About Guess?, Inc.
Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, footwear and other related consumer products. Guess? products are distributed through branded Guess? stores as well as better department and specialty stores around the world. As of October 28, 2017, the Company directly operated 982 retail stores in the Americas, Europe and Asia. The Company's licensees and distributors operated 671 additional retail stores worldwide. As of October 2017, the Company and its licensees and distributors operated in roughly 100 countries worldwide. For more information about the Company, please visit guess.com.

About Alliance Data's card services business
Alliance Data's card services business is a leading provider of tailored marketing and loyalty solutions, delivered through branded credit programs that drive more profitable relationships between our brand partners and their cardmembers. We offer private label, co-brand, and business card products to many of the world's most recognizable brands across a multitude of channels.

We uphold our Know more. Sell more.® promise by leveraging unmatched customer insights, advanced analytics, and broad-reaching innovative capabilities. It's how we deliver increased sales to our partners, build enduring loyalty to their brands, and provide more value to our cardmembers. Alliance Data's card services business is a proud part of the Alliance Data enterprise. To learn more, visit www.KnowMoreSellMore.com or follow us on Twitter @Know_SellMore.

About Alliance Data
Alliance Data® (NYSE: ADS) is a leading global provider of data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today's most recognizable brands. Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and emerging technologies. An S&P 500 and Fortune 500 company headquartered in Plano, Texas, Alliance Data consists of three businesses that together employ more than 17,000 associates at approximately 100 locations worldwide.

Alliance Data's card services business is a leading provider of marketing-driven branded credit card programs. Epsilon® is a leading provider of multichannel, data-driven technologies and marketing services, and also includes Conversant®, a leader in personalized digital marketing. LoyaltyOne® owns and operates the AIR MILES® Reward Program, Canada's premier coalition loyalty program, and Netherlands-based BrandLoyalty, a global provider of tailor-made loyalty programs for grocers.

Investor information about Alliance Data's businesses may be found here.

Follow Alliance Data on Twitter, Facebook, LinkedIn and YouTube.

Forward Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give our expectations or forecasts of future events and can generally be identified by the use of words such as "believe," "expect," "anticipate," "estimate," "intend," "project," "plan," "likely," "may," "should" or other words or phrases of similar import. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements.

We believe that our expectations are based on reasonable assumptions. Forward-looking statements, however, are subject to a number of risks and uncertainties that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, and no assurances can be given that our expectations will prove to have been correct. These risks and uncertainties include, but are not limited to, factors set forth in the Risk Factors section in our Annual Report on Form 10-K for the most recently ended fiscal year, which may be updated in Item 1A of, or elsewhere in, our Quarterly Reports on Form 10-Q filed for periods subsequent to such Form 10-K.

Our forward-looking statements speak only as of the date made, and we undertake no obligation, other than as required by applicable law, to update or revise any forward-looking statements, whether as a result of new information, subsequent events, anticipated or unanticipated circumstances or otherwise.

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